EXHIBIT 10.1
EXECUTION VERSION
SEPARATION AGREEMENT
          AGREEMENT, dated as of July 31, 2006 (this “Agreement”), is entered into by and between Ligand Pharmaceuticals Incorporated (the “Company”) and David E. Robinson (the “Executive”). The Company and the Executive are sometimes referred to herein as the “Parties.”
          WHEREAS, the Executive is currently employed by the Company pursuant to the terms of a Successor Employment Agreement dated as of May 1, 1996 (the “Employment Agreement”); and
          WHEREAS, the Board of Directors of the Company (the “Board”) and the Executive have agreed that Executive will resign: (i) from his employment with the Company; (ii) as a director of the Company; and (iii) from his positions as Chairman of the Board, and President and Chief Executive Officer of the Company all effective as of July 31, 2006 (the “Effective Date”);
          WHEREAS, the Parties’ respective rights, duties, and obligations pursuant to the Employment Agreement as well as the compensation and benefits to which Executive is entitled once the Employment Agreement ends are subject to various interpretations and differences of opinion;
          WHEREAS, the Parties now agree and intend to settle and resolve on the terms and conditions set forth in this Agreement all matters regarding the Executive’s separation of employment with the Company and the Parties’ respective rights, duties, and obligations in connection therewith; and
          WHEREAS, the Parties desire that the compensation payable to Executive upon his separation from the Company will comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
          NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, the parties hereto agree as follows:
          1. Effective Date of Resignation and Effectiveness of Agreement. As of the Effective Date, Executive hereby resigns: (i) from employment with the Company; (ii) as a director of the Company; (iii) from his positions as Chairman of the Board, President and Chief Executive Officer of the Company; and (iv) from all other offices and directorships he may hold with the Company and its subsidiaries. Upon resignation of Executive’s employment with the Company the Employment Agreement shall terminate and Executive shall be entitled only to the payments and benefits described in this Agreement
          2. Separation Benefits. Subject to the effectiveness of a validly binding release of claims by the Executive in the form attached hereto as Exhibit A Executive’s compliance with Sections 3 and 4 hereof and in satisfaction of all obligations to Executive, the Company will provide the following payments and benefits to Executive following the Effective Date pursuant to the terms of this Agreement:

               (a) a lump sum cash payment (less taxes and withholdings) equal to $81,343.00, which represents Executive’s accrued but unpaid salary and all accrued but unused vacation and other paid time off through the Effective Date;
               (b) A cash payment equal to $1,410,000.00 (equal to twenty-four month’s base salary) payable in five (5) equal installments, with the first installment due on the eighth day following the execution of the release of claims set forth on Exhibit A, and the remaining installments due within five (5) days of each of: September 1, 2006, October 1, 2006, November 1, 2006, and December 1, 2006.
               (c) Executive shall be entitled to continue participation in the Company’s group health plan for a period of twenty-four (24) months following the Effective Date and such participation will be concurrent with and not in addition to Executive’s right to continuation coverage in accordance with Section 4980B of the Code, or any similar state law (“COBRA”). Executive shall pay the full cost of COBRA coverage for the first six months of such coverage. On the date that is six (6) months and one (1) day following the Effective Date, the Company shall reimburse the Executive in an amount equal to the difference between the COBRA rate paid by the Executive for the first six (6) months of coverage and the rate that Executive would have paid if he had remained employed with the Company. For the remaining eighteen (18) months of coverage, the Executive shall pay the cost paid by senior executives of the Company for similar coverage and the Company shall pay any additional costs for such coverage.
               (d) Executive shall be fully vested in all options to purchase shares of the Company’s common stock listed on Exhibit B hereto, which are granted under the Restricted Stock Purchase Agreement, 1992 Stock Option/Stock Issuance Plan, as amended through May 25, 2001 and/or the 2002 Stock Incentive Plan (collectively the “Plans”) which are unvested as of the Effective Date. In addition, Executive’s options are hereby amended to provide that they shall remain exercisable pursuant to the terms of the option agreements and the Plans through and including January 14, 2007 or, if earlier, the date such option would otherwise expire without regard to Executive’s separation from employment.
               (e) Executive shall be entitled to payment for all unreimbursed business expenses and amounts payable under any Company benefit plans in accordance with the terms of the Company’s policies and plans.
          3. Non-disparagement and Cooperation.
               (a) The Company and Executive agree that neither the Company nor the Executive will disparage or defame each other; provided, however, that the foregoing shall not restrict or limit in any way the testimony of Executive or a Ligand Party (as defined below) in connection with any judicial or administrative proceeding.
               (b) Consistent with Executive’s ability to secure and maintain full time employment after the Effective Date, Executive agrees that he will provide reasonable cooperation to the Company, its subsidiaries, affiliates, officers, employees, directors, and their successors and assigns (the “Ligand Parties”) at mutually agreeable times and places in response to requests made by the Company or their attorneys in matters relating to internal investigations, external investigations, and/or judicial or administrative proceedings arising out of or relating in any way to any facts known to Executive occurring prior to Effective Date, including but not limited to, reasonable cooperation with the Company’s independent registered accounting firm in preparation of the Company’s quarterly report for the second fiscal quarter on Form 10-Q, as well as, reasonable participation in conferences and meetings, assisting counsel, making himself available for interviews and depositions, providing documents or information, aiding in the analysis of documents, testifying, or complying with any other reasonable requests by the Ligand Parties with respect to the investigation currently pending by the Securities and Exchange Commission. Executive agrees to maintain in confidence (except to the extent required by subpoena or court order) any confidential information regarding past, current or potential claims, governmental proceedings, investigations or administrative or judicial litigation relating to the Ligand Parties. Executive agrees to provide notice of any motion, subpoena, order or other correspondence relating to the Ligand Parties within a reasonable time after his receipt of same, by forwarding such document to the General Counsel of the Company; provided, however, that the foregoing shall not restrict or limit in any way the testimony of Executive or a Ligand Party in connection with any judicial or administrative proceeding. This cooperation is an integral part of this Agreement, and Executive will not be compensated for such cooperation, other than reimbursement for any reasonable expenses Executive may incur in connection with such cooperation.
               (c) The Parties acknowledge and agree that all actions taken by the Executive at the request of the Company in connection with this Section 3 shall be subject to and covered by those certain Indemnification Agreements between the Parties dated October 15, 1991 and January 1, 1999 (the “Indemnification Agreements”) even if taken after the Effective Date and while Executive is no longer an officer or director of the Company and even if any previously available directors and officers insurance no longer applies.
          4. Confidentiality/Nonsolicitation. Executive acknowledges he executed a Proprietary Information and Inventions Agreement on December 16, 1991 (the “Proprietary Information Agreement”) that contains certain covenants regarding the Company’s proprietary information and nonsolicitation of employees. Executive agrees to abide by the terms of the Proprietary Information Agreement, which shall survive the termination of his employment with the Company and shall continue in full force and effect in accordance with its terms.
          5. Restrictive Modification. If any of the rights or restrictions contained herein shall be deemed to be unenforceable by reason of the duration or scope of such rights or restrictions, the parties hereby agree that a court of competent jurisdiction shall reduce such duration or scope and enforce such right or restriction in its reduced form for all purposes in the manner contemplated hereby; provided that such duration and scope shall only be reduced to the extent necessary in order to make such right or restriction enforceable.
          6. Mitigation and Offset. Executive shall not be required to mitigate the amount of any payment provided for in Section 2 of this Agreement by seeking employment or otherwise. Payment or benefit provided for in Section 2 of this Agreement shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, or by retirement benefits.

          7. Miscellaneous.
               (a) Survival. The obligations of the Company in Section 2 of this Agreement and the obligations of the Executive in Sections 2, 3 and 4 of this Agreement will survive the termination of this Agreement.
               (b) Entire Agreement. Upon its effectiveness this Agreement will supersede any and all existing agreements between the Executive and the Company or any of its subsidiaries or affiliates relating to the terms of Executive’s separation of employment with the Company, including but not limited to the Employment Agreement, which upon the Effective Date shall be terminated and cancelled. This Agreement does not supersede or in anyway affect the Executive’s or the Company’s obligations under (i) the Indemnification Agreements or any claims for indemnity as an officer of the Company the Executive may have by law, under the Company’s bylaws or articles of incorporation, or pursuant to any directors and officers liability insurance, (ii) the Plans or (iii) the Proprietary Information Agreement, which shall survive this Agreement and continue on in full force and effect according to the terms and conditions of each such agreement.
               (c) Amendments and Waivers. No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Executive and the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
               (d) Successors. The obligations of this Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor in interest. The benefits of this Agreement may be assigned or encumbered by Executive. This Agreement shall be binding upon and inure to the benefit of the Executive, the Executive’s heirs, the Company, and the Company’s successors and assigns.
               (e) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.
               (f) Withholdings. The Company shall withhold from any benefit provided or payment due hereunder the usual and customary amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes; provided, however, that the Company shall provide Executive of notice of withholding and the opportunity to present such information to the Company as the Executive deems relevant regarding such withholdings.
               (g) Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

          (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          8. Company Authorization for the Execution and Delivery of This Agreement. The execution and delivery of this Agreement has been authorized by the Board of Directors of the Company on July 31, 2006, and a copy of the Board Resolution is attached hereto as Exhibit C. Consistent therewith, the Company hereby represents and warrants that all appropriate authorizations for the Company to enter into and be bound by this Agreement have taken place and the two officers signing this Agreement on behalf of the Company are, and have been, expressly authorized to do so by the Company.
          IN WITNESS WHEREOF, the Executive has hereto set his hand and the Company has caused these presents to be executed in their name on their behalf, all as of the day and year first above written.

DAVID E. ROBINSON

/s/ David E. Robinson

LIGAND PHARMACEUTICALS INCORPORATED

By:	/s/ Paul V. Maier
Name:	Paul V. Maier
Title:	Senior Vice President, Chief Financial Officer

By:	/s/ Warner R. Broaddus
Name:	Warner R. Broaddus
Title:	Vice President, General & Secretary

EXHIBIT A
RELEASE OF CLAIMS
          (1) In consideration of the separation pay and benefits to be provided to me under the terms of Separation Agreement dated as of July 31, 2006 (hereinafter the “Separation Agreement’), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge Ligand Pharmaceuticals, Incorporated (hereinafter referred to as the “Company”) and the Company’s subsidiaries and divisions and the Company’s and its subsidiaries’ and divisions’’ respective directors, officers, and employees (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, complaints, liabilities, obligations, suits, damages, costs, expenses, rights, debts, dues, sums of money, accounts, reckonings, claims and/or demands of any kind or nature whatsoever, in law and/or in equity, whether now known or hereafter discovered, direct or indirect, suspected or claimed against the Releasees, which could be asserted against the Releasees arising out of or related to my employment with and/or separation from employment with any of the Releasees up to and including the date of this Release of Claims, including but not limited to:
     (a) claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the California Fair Employment and Housing Act, and/or any other federal, state, municipal, or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or
     (b) any other claim whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees.
The Company and other Releasees acknowledge that the release set forth herein is specific to the matters set forth herein and it is not intended to and does not extend to, cover, or impair, among other things: (i) any claims which I may make under state unemployment laws, (ii) any claims for indemnity as an officer of the Company or any Releasee that I may have by law, under the bylaws or articles of incorporation of the Company or any Releasee, pursuant to any directors and officers liability insurance or those certain Indemnification Agreements dated October 15, 1991 and January 1, 1999 (iii) any claim to enforce the terms of the Separation Agreement or any agreement that survives the Separation Agreement as set forth in Section 7(b) of the Separation Agreement, (iv) claims for benefits under any employee benefit plan of the Company in which I was a participant and had accrued benefits as of the Effective Date (as defined in the Separation Agreement), and/or (v) claims which by law I cannot waive (“Excluded Claims”).

          (2) I also agree never to sue any of the Releasees or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my separation from employment with the Company and/or any of the other Releasees, other than a suit to challenge this Release of Claims under ADEA or any suit for Excluded Claims.
          (3) I acknowledge that I received this Release of Claims on July 29, 2006 and have been given at least twenty-one (21) days from that point to consider this Release of Claims. I have consulted with my personal attorney, before signing below and I knowingly and voluntarily signed this Release of Claims prior to expiration of the twenty-one (21) days.
          (4) I understand that I may revoke this Release of Claims within seven (7) days after its signing and that any revocation must be made in writing and submitted within such seven day period to the Company. I further understand that if I revoke this Release of Claims, I shall not receive the separation pay nor, if applicable, any separation benefits under the Separation Agreement.
          (5) I also understand that the separation pay and separation benefits under the Separation Agreement which I will receive in exchange for signing and not later revoking this Release of Claims Agreement are in addition to anything of value to which I am already entitled.
          (6) I FURTHER UNDERSTAND THAT THIS RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS TO DATE. In giving this Release of Claims, it is further understood and agreed that except with respect to the Excluded Claims, I specifically waive the provisions of Section 1542 of the California Civil Code (and any similar provision of other applicable law) which section reads as follows:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
          (7) I acknowledge and agree that if any provision of this Release of Claims is found, held, or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of the Release of Claims shall continue in full force and effect.
          (8) This Release of Claims is deemed made and entered into in the State of California without giving effect to its choice of laws provisions, and in all respects shall be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of California. Any dispute under this Release of Claims shall be adjudicated by a court of competent jurisdiction in the State of California.

          (9) I further acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release of Claims and that I voluntarily enter into this Release of Claims by signing below.

David E. Robinson

(Date)

EXHIBIT B

☐ Personnel Grant Status
	Ligand Pharmaceuticals Incorporated	Page: 1
ID: 77-0160744
10275 Science Center Drive
San Diego, California 92121
AS OF 7/28/2006
David E. Robinson
STOCK OPTIONS

	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
A00256	10/31/1991	RSPB	RSP	83,125	$0.2165	83,125	83,125	0	0	0	0
A92196	1/21/1993	02	ISO	16,625	$7.1429	0	0	16,625	0	0	0
A92301	1/27/1994	02	ISO	4,166	$9.9624	4,166	4,166	0	0	0	0
A92308	3/25/1994	02	NQ	2,660	$10.0564	2,660	2,660	0	0	0	0
A92319	3/25/1994	02	ISO	62	$10.0564	62	62	0	0	0	0
AM92301	1/27/1994	02	NQ	9,134	$9.9624	9,134	9,134	0	0	0	0
AM92319	3/25/1994	02	NQ	936	$10.0564	936	936	0	0	0	0
B00256	11/1/1991	RSPB	RSP	187,500	$0.2880	187,500	187,500	0	0	0	0
B92196	1/22/1993	02	ISO	37,500	$7.3000	0	0	37,500	0	0	0
B92301	1/28/1994	02	ISO	6,126	$10.6700	6,126	6,126	0	0	0	0
B92308	3/28/1994	02	NQ	6,000	$11.2600	6,000	6,000	0	0	0	0
B92319	3/28/1994	02	ISO	141	$11.2600	141	141	0	0	0	0
B92628	3/22/1995	02	ISO	15,625	$6.7500	0	0	15,625	0	0	0
B92636	4/27/1995	02	NQ	18,082	$5.5000	18,082	18,082	0	0	0	0
B92874	4/25/1996	02	ISO	13,737	$13.3125	0	0	13,737	0	0	0
B93056	4/8/1997	02	ISO	4,167	$10.3750	0	4,167	0	0	4,167	4,167
B93218	7/24/1997	02	ISO	4,681	$12.1250	0	4,681	0	0	4,681	4,681
B93361	4/9/1998	02	ISO	6,666	$15.0000	0	6,666	0	0	6,666	6,666
B93905	7/22/1999	02	ISO	9,938	$10.0625	0	9,938	0	0	9,938	9,938
B94087	5/22/2000	02	ISO	7,812	$11.7500	0	7,812	0	0	7,812	7,812
B94474	7/12/2001	02	ISO	8,124	$9.8700	0	8,124	0	0	8,124	8,124
B94743	5/16/2002	02	ISO	1,653	$16.9500	0	1,653	0	0	1,653	1,653
B94970	4/29/2003	02	ISO	10,812	$9.2500	0	2	0	10,810	10,812	2
B95433	7/7/2004	02	NQ	6,949	$14.3900	0	6,949	0	0	6,949	6,949
B95868	7/5/2005	02	ISO	41,378	$7.2500	0	9,735	0	31,643	41,378	9,735
B96011	3/10/2006	02	ISO	3,125	$11.9000	0	0	0	3,125	3,125	0
BM92301	1/28/1994	02	NQ	23,874	$10.6700	23,874	23,874	0	0	0	0
BM92319	3/28/1994	02	NQ	2,109	$11.2600	2,109	2,109	0	0	0	0
BM92628	3/22/1995	02	NQ	34,375	$6.7500	0	0	34,375	0	0	0
BM92874	4/25/1996	02	NQ	86,263	$13.3125	0	0	86,263	0	0	0
BM93056	4/8/1997	02	NQ	45,833	$10.3750	0	45,833	0	0	45,833	45,833

STOCK OPTIONS

	Grant
Number	Date	Plan	Type	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable
BM93218	7/24/1997	02	NQ	45,319	$12.1250	0	45,319	0	0	45,319	45,319
BM93361	4/9/1998	02	NQ	93,334	$15.0000	0	93,334	0	0	93,334	93,334
BM93905	7/22/1999	02	NQ	90,062	$10.0625	0	90,062	0	0	90,062	90,062
BM94087	5/22/2000	02	NQ	67,188	$11.7500	0	67,188	0	0	67,188	67,188
BM94474	7/12/2001	02	NQ	41,876	$9.8700	0	41,876	0	0	41,876	41,876
BM94743	5/16/2002	02	NQ	98,347	$16.9500	0	98,347	0	0	98,347	98,347
BM94970	4/29/2003	02	NQ	164,188	$9.2500	0	138,541	0	25,647	164,188	138,541
BM95433	7/7/2004	02	NQ	143,051	$14.3900	0	143,051	0	0	143,051	143,051
BM95868	7/5/2005	02	NQ	58,622	$7.2500	0	15,266	0	43,356	58,622	15,266
BM96011	3/10/2006	02	NQ	46,875	$11.9000	0	0	0	46,875	46,875	0

				1,548,040		343,915	1,182,459	204,125	161,456	1,000,000	838,544
Information Currently on File

Tax	Rate %	Option Broker	Registration	Alternate Address
Federal	25.000
Social Security	6.200
Medicare	1.450
CA-State	9.300
CA-SDI	0.800			*

EXHIBIT C
LIGAND PHARMACEUTICALS INCORPORATED
RESOLUTION OF
THE BOARD OF DIRECTORS
ADOPTED JULY 31, 2006
After discussion, the following resolutions were unanimously adopted:
Resignation of President, Chairman and Chief Executive Officer
WHEREAS, the Board has consulted with David E. Robinson regarding his resignation as President, Chairman and Chief Executive Officer and
WHEREAS, the Board has authorized management to negotiate a Separation Agreement and a Release of Claims between the Company and Mr. Robinson, and management has reviewed and discussed with the Board all of the significant terms of the Separation Agreement and Release of Claims; and
WHEREAS, the Board deems it in the best interests of the stockholders and the Company to accept Mr. Robinson’s resignation as President, Chairman and Chief Executive Officer and to enter into the Separation Agreement and Release of Claims;
NOW THEREFORE IT IS HEREBY RESOLVED, that the Board accepts the resignation of Mr. Robinson as President, Chairman and Chief Executive Officer effective July 31, 2006;
RESOLVED FURTHER, that the Board hereby approves the Separation Agreement and the Release of Claims on substantially the terms presented by management and the officers of the Company are herby authorized and directed to execute such instruments on behalf of and in the name of the Company.
Omnibus resolutions
RESOLVED, that the officers of the Company and such persons as they may designate to act on their behalf pursuant to the foregoing resolutions are hereby authorized and directed in the name of the Company and on its behalf, to execute any additional certificates, agreements, instruments, regulatory filings, announcements or other documents, or any amendments or supplements thereto, or to do or to cause to be done any and all other acts as they deem necessary or appropriate in furtherance of the purposes of each of the foregoing resolutions and the transactions contemplated therein;
RESOLVED, FURTHER, that any and all actions whether heretofore or hereafter taken by the officers of the Company which are consistent with the intent and purposes of the foregoing resolutions, shall be, and the same herby are, in all respects, ratified, approved and confirmed.